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                                                                     EXHIBIT 4.2

                  THE VARCO 1980 EMPLOYEE STOCK PURCHASE PLAN

                      AS AMENDED THROUGH FEBRUARY 16, 1995


1.  ESTABLISHMENT OF THE PLAN.

          These thirteen numbered Sections shall constitute and be known as "The Varco 1980 Employee Stock Purchase Plan" (hereinafter, the "Plan"). The Company has established this Plan to afford Employees of the Company a convenient means for regular and systematic purchases of Stock through payroll deductions. The purpose of the Plan is to attract and retain Employees of outstanding abilities and to motivate eligible Employees to dedicate their maximum productive efforts on behalf of the Company and its stockholders by providing a method whereby they voluntarily may purchase the Stock at a favorable price and upon favorable terms. Under the Plan, Stock will be purchased at a price less than the fair market value of the Stock at the time of purchase. Purchases under the Plan will not involve the payment of any brokerage fees or commissions and exercise of rights under the Plan (the "Rights") will be automatic, without inconvenience to Participants. For a further explanation of these matters, see "4.2 Election to Participate in the Plan" and "6.3 Exercise of Rights and Delivery of Share Certificates Under the Plan" below.


2.  DEFINITIONS.

    Unless otherwise indicated, the following terms shall have the following meanings:

    2.1 "Company" means Varco International, Inc., a California corporation, or any successor in interest to it resulting from merger, consolidation or transfer of assets substantially as a whole, which successor in interest expressly agrees in writing to continue the Plan.

    2.2 "Employee" means a Regular Full-time Employee of the Company or of a Participating Subsidiary, including, without limitation, directors, trustees or officers.

    2.3  "Participant" means any Employee who participates in the Plan.

    2.4 "Participating Subsidiary" means any corporation in which the Company owns 50% or more of the capital stock having voting power under

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ordinary circumstances, which has been designated as a "Participating
Subsidiary" by the Board of Directors of the Company. In addition, "Participating Subsidiary" includes any "subsidiary corporation" as such term is defined in Section 425 of the Internal Revenue Code of 1954, as amended (the "Code").

    2.5 "Purchase Period" means the six-month period commencing on April 1 and October 1 in each year during which the Plan is in effect.

    2.6 "Regular Full-Time Employee" means an Employee whose customary employment is more than 20 hours per week or more than five months in any calendar year.

    2.7  "Stock" means the common stock of the Company.


3.  EFFECTIVE DATE AND TERM.

    3.1 Effective Date of the Plan. The Plan is being adopted by the Board of Directors as of this 13th day of December 1979, and will become effective on April 1, 1980.

    3.2 Term of the Plan. The Plan shall remain in force for a period of twenty-five years following its effective date unless it is sooner terminated by a resolution adopted by the Company's Board of Directors. Termination of the Plan by action of the Board of Directors shall not diminish the Rights of any existing Participant, nor shall it impair the Company's obligations under any outstanding Rights.

4.  PARTICIPATION OF EMPLOYEES.

    4.1 Eligibility to Participate in the Plan. Subject to the exceptions and limitations set forth herein, all Regular Full-Time Employees shall be eligible to participate in the Plan. However, no employee shall be eligible to participate in the Plan unless he or she has completed at least three months as a continuous full-time employee. Furthermore, an employee may not participate if in doing so he or she would own stock (as defined by Sections 423(b)(3) and 425(d) of the Code) possessing 5% or more of the total combined voting power or value of all classes of the Company's or any subsidiary's stock.

    4.2 Election to Participate in the Plan. Participation in the Plan is entirely voluntary. Each eligible employee may become a Participant in the Plan by delivering a payroll deduction authorization (the "Authorization") in the manner prescribed by the Compensation Committee of the Company's Board of Directors

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(the "Committee").  Use of the Authorization as herein provided is the exclusive means by which an Employee may participate in the Plan; the Authorization must be delivered to the Company during the calendar month preceding commencement of a Purchase Period. Participants may enroll in the Plan only in the thirty day period prior to the first day of each Purchase Period in each year during which the Plan is in effect.


5. EMPLOYEE CONTRIBUTIONS, TERMINATION OF PARTICIPATION AND WITHDRAWAL FROM THE PLAN.

     5.1 Amount of Contribution to the Plan. The Authorization discussed in paragraph 4.2 above shall designate a stated amount to be deducted from the Employee's compensation on each payday and paid into the Plan for the Employee's account. The "stated amount" may not be less than a sum which will result in the payment into the Plan of at least $5.00 each payday. The "stated amount" herein may not exceed either (i) 10% of the amount of "Eligible Compensation" (which is the regular rate of pay on the date of a grant under the Plan, excluding incentives, bonuses, overtime, extended work-week premiums, or other special payments, fees or allowances) from which the deduction is made; or (ii) an amount which, under the Plan or under any similar Company Plan or that of any of its subsidiaries or related corporations, would result in the Employee purchasing shares at a rate exceeding $25,000 in fair market value (determined as of the date participation commences) for each calendar year in which Rights are granted.

     5.2 Changes in Amount of Contribution to the Plan. The Authorizations may not be altered as to the amount of the Participant's contribution during each Purchase Period.

     5.3  Termination of Contributions to the Plan and Withdrawal Therefrom.
Any Participant may terminate further contributions and withdraw in whole from the Plan at any time. A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal (the "Notice") in a form prepared by the Company. Promptly following delivery of the Notice, the balance of funds in the Participant's account under the Plan will be returned in cash or by check and the Participant's interest in the Plan shall terminate. A Participant withdrawing from the Plan shall be eligible to participate again upon expiration of the Purchase Period during which he withdrew.

     5.4 Effect of Employment Termination Other Than by Retirement or Death on Plan Rights. If a Participant's employment terminates other than by retirement or death, the Participant's Rights in the Plan automatically terminate. In such event, the Company promptly will refund to the Participant the balance in the

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Participant's account under the Plan, and thereupon the Participant's interest in the Plan shall terminate.

     5.5 Retirement and the Plan. A Participant retiring on the Participant's normal retirement date, or earlier or later with the consent of the Company, may, at the Participant's election, either (i) by written notice to the Company exercise his or her rights under the Plan to apply the balance in the Participant's account under the Plan to the "Purchase Plan Price" (as such quoted term is hereinafter defined) of whole shares of the Company's Stock, refunding the excess, if any, or (ii) by written notice to the Company request payment of the balance in his or her account, in which event the Company shall make such payment, terminating any further interest of the Participant in the Plan. If the Participant elects to exercise his or her rights under the Plan, the date of retirement shall be deemed to be the date of exercise for purposes of computing the Purchase Plan Price of the Company's Stock.

     5.6 Effect of the Employee's Death on Plan Rights. If a Participant's employment is terminated by death, the executor of the Participant's will or the administrator of the Participant's estate may by written notice to the Company either (i) exercise the Participant's Rights as of the date of his or her death, in which event the Company shall apply the balance in the Participant's account to the purchase at the Purchase Plan Price of whole shares of the Company's Stock, refunding the excess, if any, or (ii) request payment of the balance in the Participant's account under the Plan, in which event the Company promptly shall make such payment, terminating the Participant's interest in the Plan. If Rights are exercised, the Participant's date of death shall be deemed the date of exercise for purposes of computing the Purchase Plan Price of the Company's Stock. If the Company does not receive such notice within 90 days of the Participant's death, the Participant's representative shall be conclusively presumed to have elected alternative (ii) above.


6.   EXERCISE OF RIGHTS.

     6.1 Shares Subject to the Plan. Subject to the provisions in Section 9 (relating to adjustment upon changes in the Company's capitalization), shares of stock sold pursuant to Rights existing under the Plan shall not exceed, in the aggregate, 2,000,000 shares of the Company's authorized Stock. These shares may be unissued or reacquired shares, or shares purchased on the market for purposes of the Plan.

     6.2 Shares Subject to Rights Under the Plan. Subject to the requirements of paragraph 4.1 above, following the effective date of the Plan and continuing while the Plan remains in force, the Company will offer Rights under the Plan to all

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eligible Employees to purchase shares of Stock.  The number of shares subject to each Right shall be the quotient of the total payroll deductions authorized during the Purchase Period divided by the Purchase Plan Price per share, excluding all fractions in the calculation of the quotient.

     6.3 Exercise of Rights and Delivery of Share Certificates Under the Plan. Each Participant in the Plan automatically will be deemed to have exercised his or her Rights on each date of exercise (the last day of the six-month period following the date on which Rights are granted) to the extent that the balance then in the Participant's account under the Plan is sufficient to purchase at the Purchase Plan Price whole shares of the Company's Stock. The "Purchase Plan Price" per share to be paid by each Participant on each exercise of his or her Rights under the Plan shall be a sum equal to 85% of the fair market value of the Stock subject to the Plan on the date of exercise or on the date the Participant commenced participation in the Plan, whichever amount is less. Fair market value for purposes hereof shall be either (i) the mean between the "bid" and "ask" prices of the Stock on the National Over-The-Counter Market or, (ii) in the event the Stock is hereafter listed for pricing on a national securities exchange, the per share price of the last sale of such Stock on such exchange. Any balance remaining in the Participant's account after payment of the total Purchase Plan Price shall be refunded promptly. The Company will deliver to each Participant a certificate issued in the Participant's name for the number of shares purchased under the Plan as soon as practicable following the date of exercise. In the event the Company is required to obtain from any commission or agency authority to issue any share certificate, the Company will seek such authority. Inability to obtain such authorization (deemed necessary by the Company's counsel for the lawful issuance of any share certificate) shall relieve the Company from liability to any Participant in the Plan except for return of the amount in the Participant's account. Amounts withheld under an Authorization will be reported no less than monthly with the transmittal of the Participant's payroll check. The number of shares acquired by a Participant during each Purchase Period will be reported at least once annually.


7.   RIGHTS IN SHARES PRIOR TO EXERCISE OF RIGHTS UNDER THE PLAN.

     A participant shall not have the rights and privileges of a shareholder until certificates are issued following exercise of Rights under the Plan.


8.   RESTRICTIONS UPON ASSIGNMENTS.

     Rights under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and are exercisable during the Participant's

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lifetime only by the Participant.  The Company will not recognize any purported assignment by a Participant of rights under the Plan.


9.   EFFECT OF CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

     Whenever any change is made in the Stock subject to the Plan, or subject to Rights outstanding under the Plan, by reason of stock dividend, subdivision, combinations, or reclassification of shares, appropriate action will be taken by the Committee to adjust accordingly the number of shares subject to the Plan and the Purchase Plan Price of the shares.


10.  ADMINISTRATION OF THE PLAN.

     The Plan is being administered by the Committee, which shall be composed of not less than three directors of the Company, none of whom shall be eligible to serve on the Committee unless he or she is then a "disinterested person" within the meaning of paragraph (b) of Rule 16b-3 (which has been adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934) if and as the Rule is then in effect. Each member shall serve a term commencing on a date specified by the Board and continuing until death, resignation or removal from office by the Board or from the Board by the shareholders.

     The Committee shall have the power to enact, amend and repeal rules and regulations for the interpretation and administration of the Plan.


11.  AMENDMENT OF THE PLAN.

     The Board may amend the Plan at any time and from time to time, subject to the required approval by holders of more than 50% of the outstanding shares of the Company entitled to vote for amendment of the Plan (i) to change the number of shares reserved for Rights under the Plan, or (ii) to decrease the Purchase Plan Price.


12.  MISCELLANEOUS.

     12.1 Participation in the Plan While on a Leave of Absence. During a leave of absence approved by the Company and meeting the requirements of Regulation 1.421-7(h)(2) of the Revenue Code Regulations, a Participant may continue participation in the Plan by cash payments to the Company on normal paydays equal to the reduction in Plan payroll deductions caused by the absence.

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     12.2  Use of Funds Paid into the Plan.  All funds received or held by the
Company under the Plan will be included in the general funds of the Company free of any trust or other restrictions, and may be used for any corporate purpose.

     12.3 No Interest on Funds Paid into the Plan. No interest will be paid to any Participant or credited to the Participant's account under the Plan.


13.  ACKNOWLEDGMENT.

     The execution of this instrument by the Secretary or any Assistant Secretary of the Company shall acknowledge the adoption of this plan by the Board of Directors of the Company.

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